As filed with the Securities and Exchange Commission on December 23, 1996 Registration No. 333-______
--------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                   FORM S-8
                            Registration Statement
                                   Under the
                            Securities Act of 1933

                         Capital City Bank Group, Inc.
        ---------------------------------------------------------------
             (Exact Name of Registrant as Specified in its Charter)

    State of Florida                                        59-2273542
----------------------------                  ----------------------------------
(State or Other Jurisdiction                   (IRS Employer Identification No.)
  of Incorporation or
     Organization)

                 217 N. Monroe Street, Tallahassee, Florida     32301
                 ------------------------------------------     -----
                 (Address of Principal Executive Offices)     (Zip Code)


                         Capital City Bank Group, Inc.
                       1996 Director Stock Purchase Plan
                ----------------------------------------------
                           (Full Title of the Plan)

                                  Copies To:
 J. Kimbrough Davis               Jeffrey A. Stoops, Esq.
 Senior Vice President and        Gunster, Yoakley, Valdes-Fauli & Stewart, P.A.
 Chief Financial Officer          777 S. Flagler Drive
 217 N. Monroe Street             Suite 500 - East Tower
 Tallahassee, Florida  32301      West Palm Beach, Florida  33401
 (904) 671-0610
 ------------------------
 (Name, Address and Telephone
 Number of Agent for Service)

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest
reinvestment plans, check the following line:   X
                                               ----

                        CALCULATION OF REGISTRATION FEE

-------------------------------------------------------------------------------
                                            Proposed      Proposed
Title of                                    Maximum       Maximum
Securities                  Amount          Offering     Aggregate    Amount of
To Be                        To Be           Price        Offering   Registration
Registered              Registered/(1)/  Per Share/(2)/    Price         Fee
---------------------------------------------------------------------------------

      Common Stock,
      par value
      $.01 per share    50,000 shares         $42.00      $2,100,000    $637.00
---------------------------------------------------------------------------------

(1) Together with an indeterminate number of additional shares which may be necessary to adjust the number of shares reserved for issuance pursuant to the Capital City Bank Group, Inc. 1996 Director Stock Purchase Plan as the result of a stock split, stock dividend or similar adjustment of the outstanding common stock of Capital City Bank Group, Inc. pursuant to 17 C.F.R. (S)230.416(a).

(2) Calculated pursuant to Rule 457(h), based on the last available sales price data for the common stock available to management of the Registrant, in accordance with Rule 457(h) and (c).

This Registration Statement shall become effective upon the filing in accordance with Section 8(a) of the Securities Act of 1933, as amended and 17 C.F.R.
(S)230.462.

                                    PART I

Item 1.  Plan Information

This Registration Statement relates to the registration of 50,000 shares of Common Stock, $.01 par value per share, of Capital City Bank Group, Inc. (the "Company" or the "Registrant") reserved for issuance and delivery under the Capital City Bank Group, Inc. 1996 Director Stock Purchase Plan (the "Plan"). Documents containing the information required by Part I of the Registration Statement will be sent or given to participants in the Plan as specified by Rule 428(b)(1). Such documents are not filed with the Securities and Exchange Commission (the "Commission" or the "SEC") either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 in reliance on Rule 428.

Item 2.  Registrant Information and Employee Plan Annual Information.

The information required by this Item 2 is contained in the Prospectus meeting the requirements of Section 10(a) of the Securities Act of 1933, as amended.


                                    PART II

                  Information Not Required in the Prospectus

Item 3.  Incorporation of Documents by Reference.

The following documents filed or to be filed with the Commission are incorporated by reference in this Registration Statement:

     (a) The Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1995, which includes the consolidated statements of financial condition of the Company at December 31, 1995 and 1994, and the related consolidated statements of income, consolidated and parent company statements of shareholders' equity and consolidated statements of cash flows for each of the years in the three-year period ended December 31, 1995, together with the related notes and reports of independent certified public accountants, filed with the Commission on March 29, 1996, as amended by Form 10-K/A on April 9, 1996.

     (b) All reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Exchange Act since December 31, 1995.

     (c) The description of the Common Stock as contained in the Registrant's Registration Statement on Form S-8 (Registration No. 333-18543) as filed with the Commission on December 23, 1996.

     (d) All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in the Registration Statement and to be a part thereof from the date of filing of such document. Any statement made in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that such statement is replaced or modified by a statement contained in a subsequently dated document incorporated by reference or contained in this Registration Statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.  Description of Securities.

Not applicable.

Item 5.  Interests of Named Experts and Counsel.

None. Neither the named experts or counsel referenced below have an interest in the Registrant.

Item 6.  Indemnification of Directors and Officers.

     Section 607.0850 of the Florida Business Corporation Act ("FBCA") provides that a corporation may indemnify a director or officer of the corporation and purchase and maintain liability insurance for those persons as, and to the extent, permitted by Section 607.0850 of the FBCA. In addition, the Registrant's Amended and Restated Articles of Incorporation obligate the Registrant to indemnify its officers and directors for costs and expenses actually and reasonably incurred in connection with a legal proceeding, including amounts paid in settlement of such a proceeding, to the fullest extent permitted by the FBCA.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Registrant, the Registrant has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.

Item 7.  Exemption from Registration Claimed.

Not applicable.

Item 8.  Exhibits.

5. Opinion of Gunster, Yoakley, Valdes-Fauli & Stewart, P.A. regarding the legality of the securities being offered hereby.

10.    1996 Director Stock Purchase Plan

23.1   Consent of Arthur Andersen LLP

23.2   Consent of Hacker, Johnson, Cohen & Grieb

23.3   Consent of Gunster, Yoakley, Valdes-Fauli & Stewart, P.A. (contained in
       Exhibit 5).

Item 9.  Undertakings.

The undersigned hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post effective amendment to this Registration Statement:

     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

     (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to
Section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post effective amendment any of the securities being registered which remain unsold at the termination of the Plan.

(4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or
Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5) To deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned thereunto duly authorized, in the City of Tallahassee, State of Florida, on the 20th day of December, 1996.

Capital City Bank Group, Inc.


By: /s/ William G. Smith, Jr.
   ------------------------------------
   William G. Smith, Jr., President and Director
   (Principal Executive Officer)

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature                        Title                    Date


  /s/ DuBose Ausley              Chairman of the Board    December 20, 1996
--------------------------
DuBose Ausley


  /s/ Thomas A. Barron           Director                 December 20, 1996
------------------------
Thomas A. Barron


  /s/ Cader B. Cox, III          Director                 December 20, 1996
---------------------------
Cader B. Cox, III


 /s/ John K. Humphress           Director                 December 20, 1996
------------------------
John K. Humphress


 /s/ Payne H. Midyette           Director                 December 20, 1996
--------------------------
Payne H. Midyette, Jr.


 /s/ Godfrey Smith               Director                 December 20, 1996
----------------------------
Godfrey Smith


/s/ William G. Smith, Jr.        Director                 December 20, 1996
-------------------------
William G. Smith, Jr.

                                 EXHIBIT INDEX



Exhibit Number     Description of Exhibit
--------------     ----------------------

5.                 Opinion of Gunster, Yoakley, Valdes-Fauli & Stewart, P.A.
                   regarding the legality of the securities being offered hereby

10.                1996 Director Stock Purchase Plan

23.1               Consent of Arthur Andersen LLP

23.2               Consent of Hacker, Johnson, Cohen & Grieb

23.3               Consent of Gunster, Yoakley, Valdes-Fauli & Stewart, P.A.
                   (contained in Exhibit 5)